ZIMMERMAN SIGN COMPANY 3013 NORTH JACKSON JACKSONVILLE, TEXAS 75766	CONTACT: CHRIS JAMES (903) 535-7400

NEWS RELEASE

Zimmerman Sign Company Announces

Departure of CEO

May 14, 2003.

Tyler, Texas - Zimmerman Sign Company (the "Company") today announced that Robert L. Moran has resigned as President and Chief Executive Officer of the Company, effective Wednesday, May 13, 2003. Mr. Moran will remain as a member of the Company’s Board of Directors. Ken Williams, Vice President of Operations, will act as the interim President of the Company.

Mr. Moran, who joined Zimmerman in 2000, resigned in order to accept a position with a portfolio company of Long Point Capital, a Detroit, Michigan based venture capital firm.

"We are disappointed to lose someone of Bob’s caliber," remarked Bob Perille, Chairman of the Board of Zimmerman. "Bob was largely responsible for the successful turnaround of the Company’s operations since he became President and CEO of Zimmerman in 2000. Although Bob will be missed, we have every confidence in the current management team. We wish Bob the very best in his new endeavor."

"I leave Zimmerman with mixed emotions," Bob Moran stated. "My new position presents a fantastic opportunity for both me and my family. Although we have made great progress during my tenure, there is still work to do. I have every confidence in Ken Williams and I will remain active with the Company as a member of the Board of Directors."

Zimmerman Sign Company is a leading producer of site identification products for large national and regional retailing organizations.